Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release For Media Inquiries, contact: Rob.Gould@bge.com Rachael.Lighty@bge.com Media Hotline: 410-470-7433 www.bge.com

Baltimore Gas and Electric Company Files for Rate Adjustments as

Significant Investments in Electric and Natural Gas Distribution Systems Continue

Proposed rate adjustments equate to 6.6 percent for residential electric customers and 7.9 percent for residential gas customers

Shopping for a competitive energy supplier and taking advantage of BGE’s energy-efficiency and demand response programs can help offset proposed rate adjustments

Total bills would still be lower than they were in 2009

BALTIMORE, July 27, 2012 – Baltimore Gas and Electric Company (BGE) today announced that it has filed with the Maryland Public Service Commission (PSC) for adjustments to both the electric and gas distribution rates for its residential and commercial customers—marking only the second such electric request in nearly 20 years. The adjustments, which the company previously announced would be filed during the second half of 2012, support continued investments in the electric and gas distribution systems, serving BGE’s 1.2 million customers across central Maryland.

Under the proposed rate adjustments, the typical total residential electric bill is expected to increase by $7.22 per month (or 6.6 percent), based on the median of current monthly usage of 800 kilowatt hours of electricity and BGE’s standard offer service. The typical residential total gas bill is expected to increase by $4.62 per month (or 7.9 percent), based on the median gas usage of 52 therms per month and BGE’s default gas service. When spread across all customer classes, the proposed rate adjustment would result in an overall increase of 4.4 percent in total electric bills and 6.6 percent in total gas bills.

“We realize that any increase in our electricity and gas distribution rates can be a burden for our customers, particularly given today’s difficult economic times,” said Kenneth W. DeFontes Jr., president and chief executive officer of BGE. “The adjustments we have requested position BGE to continue to make essential upgrades, with an emphasis on modernizing our infrastructure for enhanced reliability and safety.

“BGE, like many other long-lived utilities and local and state governments across the country, has made significant investments in our infrastructure, including upgrading and maintaining equipment that has been in place for decades, but much more work lies ahead,” said DeFontes. “To that end, we plan to invest approximately $3 billion of capital in our systems over the next five years, which will directly benefit our customers in the near term and into the future. Just like our nation’s highways, bridges, tunnels and municipal water utilities that are in need of enhancement, parts of BGE’s electric and gas systems demand that we continue to make significant investments so that we can continue to safely and reliably provide electric and gas service to our customers and comply with recently enacted state and federal reliability and public safety requirements.”

BGE’s total construction investments in 2011 were $594 million, and in 2012 and 2013 we expect to spend more than $600 million and $700 million, respectively. An example of such ongoing investment includes a multi-year initiative known as Operation Pipeline, which involves the proactive maintenance and upgrade of the region’s natural gas infrastructure. This multi-year initiative focuses on the replacement of hundreds of miles of cast iron gas mains with more durable, modern pipes in dozens of communities throughout central Maryland and is essential for maintaining safety and meeting the needs of growing communities.

Further examples of the types of investments the company will fund with adjusted rates include utility poles and overhead lines, underground cable, and vegetation management and tree trimming. While more than 60 percent of BGE’s electric lines are underground, the company has more than 370,000 poles—almost one-third of which are more than 40 years old. Despite ongoing replacement of older poles through a comprehensive inspection and maintenance program, many poles installed during the regional growth of the 1950s and 1960s must now be replaced. BGE also has been steadily investing in the replacement of existing underground cable, increasing its spending from nearly $29 million in 2011 to a planned investment of approximately $49 million in 2013. Additionally, BGE has increased its spending on vegetation management and tree trimming during the past several years from $23.5 million in 2007 to nearly $35 million in 2012, and the company expects this increased level of spending to continue. Despite today’s challenging economic environment, BGE remains committed to reinvesting funds derived through delivery service rates in these and other projects in order to both keep pace and enhance the safe, reliable delivery of electricity and gas to its customers.

BGE customers can offset the proposed increase and save money by shopping for a competitive gas or electric supplier. BGE continues to encourage customers to shop and take advantage of these savings, and more than a quarter of its electric customers and nearly 20 percent of its gas customers are doing so. The majority of electric customers can offset the proposed rate adjustment by taking advantage of shopping opportunities, some of which currently provide savings of up to $10 per month, based on today’s electric commodity prices. Gas customers also have the ability to competitively shop and save. To learn more about energy choice and for a list of suppliers, visit bge.com’s energy choice section.

In addition, BGE has implemented several initiatives and programs to empower customers with tools to better manage and reduce their energy bills, helping to offset the requested rate adjustments. Currently, through BGE’s Smart Energy Savers Program®, the following initiatives are available:

•	PeakRewardsSM

•	Quick Home Energy Check-up

•	Home energy audit

•	Energy-efficient lighting and appliance rebates

•	Rebates for efficient heating and cooling equipment

“Customers’ bills are directly related to the amount of energy they use per month, and we are working with our customers to help them become smart energy managers,” said DeFontes. “Customers who shop for a competitive energy supplier, as well as take advantage of the various programs BGE offers to help them increase energy efficiency and lower demand, are finding meaningful savings, especially when coupled with increasingly lower competitive electric and gas commodity prices. Even with our proposed rate adjustments, BGE customers would still continue to have total bills that are lower than they were in 2009, considering the lower commodity costs and the improvements in energy efficiency.”

The rate adjustments would apply to the distribution component, which amounts to approximately 30 percent of a customer’s bill, and funds distribution infrastructure—the poles, wires, underground cable, substations, pipelines and other equipment that deliver energy to customers. The supply charge represents the majority of a customer’s bill, approximately 70 percent, and reflects the cost of the electric and gas commodities. The prices associated with the supply portion of the bill are set by the global energy markets and not by BGE.

BGE’s filing is being made at a time when other utilities throughout the state have similarly adjusted their rates or have filed for rate adjustments.

It is expected that the PSC will begin its formal rate review process shortly and conclude its review in February 2013. Any changes in rates would become effective only after the conclusion of the PSC’s review.

BGE, headquartered in Baltimore, is Maryland’s largest gas and electric utility, delivering power to more than 1.2 million electric customers and more than 650,000 natural gas customers in central Maryland. The company’s approximately 3,400 employees are committed to the safe and reliable delivery of gas and electricity, as well as enhanced energy management, conservation, environmental stewardship and community assistance. BGE is a subsidiary of Exelon Corporation (NYSE: EXC), the nation’s leading competitive energy provider with approximately $33 billion in annual revenues. Like us on Facebook and follow us on Twitter, YouTube and Flickr.

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